Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement (Form S-4) of ConversionPoint Holdings, Inc. and to the incorporation by reference therein of our reports dated February 8, 2018 and February 16, 2017 with respect to the consolidated financial statements of Inuvo, Inc. included in its Annual Reports (Form 10-K) for the years ended December 31, 2017 and 2016 and December 31, 2016 and 2015, respectively, filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.

December 17, 2018
Clearwater, Florida